STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Thomas DeByle, CFO

                    FOR IMMEDIATE RELEASE

(603) 893-9701

email:  InvestorRelations@Standex.com

STANDEX REPORTS 12% YEAR-OVER-YEAR REVENUE GROWTH IN SECOND QUARTER OF FISCAL 2011

•

Reports fourth consecutive quarter of year-over-year revenue growth as all five business segments report year-over-year increases during the second quarter.

•

Non-GAAP EPS increases by 37% year over year

•

Earnings outpace sales growth as Company leverages lower cost structure

•

Second quarter is seventh consecutive quarter of year-over-year operating income and EBITDA margin growth

•

Net debt reduced by 9% sequentially to $46.3 million with net debt to capital ratio of 17.7%

SALEM, NH – January 28, 2011 . . . . Standex International Corporation (NYSE:SXI) today reported financial results for the second quarter of fiscal 2011 ended December 31, 2010.

▪

Net sales increased 12% to $155.5 million from $138.9 million in the second quarter of fiscal 2010.

▪

Income from operations was $13.0 million, compared with $10.3 million in the second quarter of fiscal 2010.  Operating income for the second quarter of 2011 includes pretax, $0.5 million in restructuring expenses, a $0.3 million pretax gain on a real estate sale, and $0.2 million of pretax acquisition-related expenses.  The second quarter of fiscal 2010 included a $1.5 million pretax restructuring charge, which was substantially offset by a $1.4 million pre-tax gain on the sale of property.  Excluding these items from both periods, the Company reported non-GAAP second quarter of fiscal 2011 operating income of $13.4 million, compared to $10.3 million in the year-earlier quarter.

▪

Net income from continuing operations was $9.1 million, or $0.71 per diluted share, including a $0.3 million restructuring charge (after tax), a $0.2 million gain (after tax) from a real estate transaction, $0.2 million (after tax) in acquisition-related expenses, and a $0.3 million gain from discrete tax items.  This compares with second-quarter 2010 net income from continuing operations of $6.4 million, or $0.51 per diluted share, including a $1.0 million after-tax restructuring charge and a $0.9 million gain from a real estate transaction.  Excluding the aforementioned items from both periods, non-GAAP net income from continuing operations was $9.1 million, or $0.71 per diluted share, compared with $6.4 million, or $0.52 per diluted share in the same period last year.

▪

EBITDA (earnings before interest, income taxes, depreciation and amortization) was $16.5 million compared with $13.9 million in the second quarter of fiscal 2010.  Excluding the previously mentioned items from both periods, EBITDA was $16.9 million compared with $13.9 million in the second quarter of fiscal 2010.

▪

Net working capital (defined as accounts receivable plus inventories less accounts payable) was $114.8 million at the end of the second quarter, compared with $103.5 million at the end of the second quarter in the prior year.  Working capital turns were 5.4 turns for both the second quarter of fiscal 2011 and fiscal 2010.

▪

Net debt (defined as short-term debt plus long-term debt less cash) decreased to $46.3 million at December 31, 2010 from $50.7 million at September 30, 2010.  The Company’s ratio of net debt to total capital was 17.7% at December 31, 2010, compared with 19.6% at September 30, 2010.

A reconciliation of net income, earnings per share, net income from continuing operations from reported GAAP amounts to non-GAAP amounts is included later in this release.

Management Comments

“Our sales momentum continued into the second quarter as we reported a 12% year-over-year increase with all five of our business segments reporting sales growth for the quarter,” said President and CEO Roger Fix.   “This is now the fourth consecutive quarter of year-over-year sales improvement, and we are increasingly encouraged by positive quotation activity and order trends across most of our businesses.1  We also are pleased with the progress of our growth strategy, which focuses on both organic initiatives as well as acquisitions.  Our recent acquisitions contributed close to 1% of our year-over-year sales growth this quarter and are performing at or above our expectations.”

“As we expected, our increased sales volume has translated into accelerated earnings for the Company overall,” added Fix.  “Non-GAAP operating margin increased 120 bps to 8.6%, and represented the seventh consecutive quarter of year-over-year operating margin growth.  Non-GAAP net income from continuing operations improved by 42% to $9.1 million and non-GAAP EPS grew by 37% to $0.71.  We expect to continue to benefit from increasing leverage from sales growth as a result of our cost reduction and productivity improvement initiatives.1”

Segment Review

Food Service Equipment Group revenues increased by 12.3% year-over-year, with operating income growing 1.2% during this time.  Sales outpaced operating income growth as a result of an unfavorable mix of products and services, as well as a lower sales price to metal cost ratio compared with an unusually favorable ratio in Q2 of 2010.

“Food Service Equipment sales growth was driven by strong performances across all of our business units,” said Fix.  “The double-digit increase in sales is especially significant, considering that the overall North American food service equipment market is still contracting, although at a slower rate.  We believe that our new product development efforts, comprehensive offerings and compelling value proposition are enabling us to take market share.1 The integration of Tri-Star products into our Baker’s Pride brand is proceeding well and we already have benefitted on the top line from this acquisition.”

“We expect that increased pricing in the market and our ongoing cost reduction initiatives will begin to have a positive effect on our bottom line at the Food Service Equipment Group in the next few quarters,1” said Fix.

The Engraving Group’s sales increased by 4.7% year-over-year, with a 39.7% increase in operating income as a result of strong operating leverage.

“Very robust mold texturizing automotive demand in North America and China drove Engraving Products growth in the second quarter,” said Fix.  “Additionally, we also saw strengthening demand for non-automotive mold texturizing applications and increased quotation activity for process machinery.  Roll engraving was still somewhat soft.  Our efforts to penetrate emerging economies are proceeding well as we experienced good growth in China, India and Brazil in the second quarter.  We are very pleased with the success of our India acquisition thus far and the acquisition of S.A. Chemical Etching in Durban, South Africa, subsequent to the end of the quarter gives our Engraving business the distinction of operating on six continents, further demonstrating our global capabilities to our customers.”

“We achieved excellent operating leverage in the quarter and we continue to focus on cost control initiatives, including outsourcing machinery components and blank rolls to low cost suppliers on a global basis in order to further enhance our cost competitiveness in the market place and to drive improved profitability.  We believe that the demand environment will be solid for the Engraving Products business for the remainder of fiscal 2011 and that we will continue to report good bottom-line results.1”

Engineering Technologies Group revenue for the second quarter was up 9.0% year-over-year, while operating income increased by 32.6% due to strong sales leverage and previously completed cost reduction initiatives.

“An increase in aerospace and aviation shipments, partially offset by continued softness in the energy market, drove sales growth in Engineering Technologies this quarter,” said Fix.  “We expect that while softness in energy could persist throughout calendar 2011, we are gaining market share at the three major gas turbine manufacturers in the U.S.1  This positions us well for growth when this end-user market begins to once again show growth.  In addition, while there is still some uncertainty regarding the federal government’s funding for heavy lift launch vehicles, the U.S. Congress recently approved NASA funding that is favorable to Standex given the funding parameters and our current supply agreements.1  We expect that the softness in energy and the relative uncertainty in aerospace will result in a sales performance in calendar 2011 similar to calendar 2010, with growth resuming in 2012.1”

“For the second half of fiscal 2011, we expect to have a difficult comparison in the Engineering Technologies Group primarily as a result of unusually large shipments for an order related to our Teledyne Brown contract for NASA in the third quarter of last year,1” added Fix.”

The Electronics and Hydraulics Group reported 36.5% year-over-year growth in revenues as operating income increased 187.7% due to substantial operating leverage.

“The Electronics and Hydraulics Group reported another excellent quarter of sales and operating income growth,” said Fix.  “Increased sales at Electronics were driven by continued strong end-market demand coupled with our success in introducing new products, penetrating new geographic areas, and applying existing technologies into new applications and customers.  At Hydraulics, the market recovery in North America is strong, and this represents the second consecutive quarter of year-over-year double digit growth.  Customers are reacting very positively to our products being made in China and we expect to capitalize on opportunities both in the domestic Chinese market and for export into Southeast Asia, Australia and South America.  We continue to be encouraged by the prospects for top- and bottom-line growth in this segment.1”

Air Distribution Products Group (“ADP”) sales increased 2.8% from the same period last year, and the business recorded an operating loss of $0.3 million in the quarter.

“While ADP continues to be affected by the downturn in the housing market, we are driving market share gains through our traditional products and customers, and adding new business through new products, penetrating new wholesaler accounts and expanding our presence in new geographic locations,” said Fix.

Business Outlook

“We are encouraged by the more broad based improvement that we are seeing in most of our end markets,” said Fix.  While the third quarter is typically our slowest quarter seasonally, we still anticipate reporting year-over-year sales growth.1  Our earnings have accelerated as our end user markets have stabilized and we have gained traction from our top-line initiatives, and we expect to continue to capitalize on the leverage from our substantially improved cost structure.1  Our recent acquisitions have performed very well, and we are continuing to execute on our acquisition strategy, which centers on building larger, more competitive strategic operating platforms.”

Conference Call Details

Standex will host a conference call for investors today, Friday, January 28, at 10:00 a.m. ET.  On the call, Roger Fix, president and CEO, and Thomas DeByle, CFO, will review the Company’s financial results and business and operating highlights.  Investors interested in listening to the webcast should log on to the “Investor Relations” section of Standex’s website, located at www.standex.com.  The Company's slide show accompanying the web cast audio also can be accessed via its website.  To listen to the playback, please dial (888) 286-8010 in the U.S. or (617) 801-6888 internationally; the passcode is 65882484.  The replay also can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

EBITDA, which is "Earnings Before Interest, Taxes, Depreciation and Amortization," non-GAAP income from operations, non-GAAP net income from continuing operations and free cash flow are non-GAAP financial measures and are intended to serve as a complement to results provided in accordance with accounting principles generally accepted in the United

States.  Standex believes that such information provides an additional measurement and consistent historical comparison of the Company's performance.  A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Food Service Equipment Group, Air Distribution Products Group, Engineering Technologies Group, Engraving Group and Electronics and Hydraulics Group with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil, Turkey, South Africa, India and China. For additional information, visit the Company's website at www.standex.com.

1 Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries.  These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict.  Among the factors that could cause actual results to differ are uncertainty in conditions in the financial and banking markets, general domestic and international economy including more specifically increases in raw material costs, the ability to substitute less expensive alternative raw materials, the heavy construction vehicle market, the new residential construction market, the ability to continue to successfully implement productivity improvements, increase market share, access new markets, introduce new products, enhance our presence in strategic channels, the successful expansion and automation of manufacturing capabilities and diversification efforts in emerging markets, the ability to continue to achieve cost savings through lean manufacturing, cost reduction activities, and low cost sourcing, effective completion of plant consolidations and the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2010, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the Company with the Securities and Exchange Commission.  In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date.  While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Standex International Corporation
Consolidated Statement of Operations

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net sales	$155,523	$138,853	$312,582	$290,962
Cost of sales	105,197	94,157	211,194	197,078
Gross profit	50,326	44,696	101,388	93,884

Selling, general and administrative expenses	37,114	34,362	72,631	68,935
Gain on sale of real estate	(292)	(1,405)	(3,368)	(1,405)
Restructuring costs	457	1,470	1,438	3,027

Income from operations	13,047	10,269	30,687	23,327

Interest expense	472	799	1,181	1,734
Other (income) expense, net	(67)	55	(55)	(189)
Total	405	854	1,126	1,545

Income from continuing operations before income taxes	12,642	9,415	29,561	21,782
Provision for income taxes	3,531	3,023	8,923	7,003
Net income from continuing operations	9,111	6,392	20,638	14,779

Income (loss) from discontinued operations, net of tax	(92)	(438)	(631)	957

Net income	$9,019	$5,954	$20,007	$15,736

Basic earnings per share:
Income from continuing operations	$0.73	$0.52	$1.65	$1.19
Income (loss) from discontinued operations	(0.01)	(0.04)	(0.05)	0.08
Total	$0.72	$0.48	$1.60	$1.27

Diluted earnings per share:
Income from continuing operations	$0.71	$0.51	$1.62	$1.17
Income (loss) from discontinued operations	-	(0.04)	(0.05)	0.08
Total	$0.71	$0.47	$1.57	$1.25

Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows
	Six Months Ended December 31,
	2010	2009
Cash Flows from Operating Activities
Net income	$20,007	$15,736
Income (loss) from discontinued operations	(631)	957
Income from continuing operations	20,638	14,779

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,718	7,386
Stock-based compensation	1,676	1,745
Non-cash portion of restructuring charges	400	1,117
(Gain) loss on sale of investments, real estate and equipment	(3,368)	(1,405)
Net changes in operating assets and liabilities	(3,365)	1,382
Net cash provided by operating activities - continuing operations	22,699	25,004
Net cash used for operating activities - discontinued operations	(979)	(211)
Net cash provided by operating activities	21,720	24,793
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(3,412)	(1,668)
Expenditures for acquisitions, net of cash acquired	(3,798)	-
Proceeds withdrawn from life insurance policies	-	93
Other investing activities	(1,127)	-
Proceeds from sale of real estate and equipment	4,871	8,080
Net cash provided by (used for) investing activities from continuing operations	(3,466)	6,505
Net cash provided by investing activities from discontinued operations	-	-
Net cash provided by (used for) investing activities	(3,466)	6,505
Cash Flows from Financing Activities
Proceeds from revolving debt borrowings	25,000	28,000
Payments of revolving debt	(52,500)	(54,500)
Short-term borrowings, net	2,063	-
Activity under share-based payment plans	177	199
Excess tax benefit from share-based payment activity	194	-
Cash dividends paid	(1,378)	(1,243)
Purchase of treasury stock	(4,814)	(459)
Net cash used for financing activities from continuing operations	(31,258)	(28,003)
Net cash used for financing activities from discontinued operations	--	--
Net cash used for financing activities	(31,258)	(28,003)

Effect of exchange rate changes on cash	977	150

Net changes in cash and cash equivalents	(12,027)	3,445
Cash and cash equivalents at beginning of year	33,630	8,984
Cash and cash equivalents at end of period	$21,603	$12,429

Standex International Corporation
Condensed Consolidated Balance Sheets

	December 31,	June 30,
	2010	2010

ASSETS
Current assets:
Cash and cash equivalents	$21,603	$33,630
Accounts receivable, net	89,726	92,520
Inventories, net	78,998	69,554
Income tax receivables	-	3,634
Prepaid expenses and other current assets	7,669	5,346
Deferred tax asset	12,394	12,351
Total current assets	210,390	217,035

Property, plant, and equipment, net	92,051	93,227
Intangible assets, net	16,813	17,791
Goodwill	106,626	102,804
Other non-current assets	17,557	15,422
Total non-current assets	233,047	229,244

Total assets	$443,437	$446,279

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt	$ 2,063	$ -
Accounts payable	53,930	58,514
Accrued liabilities	41,006	40,683
Income taxes payable	614	-
Current liabilities – discontinued operations	2,038	2,319
Total current liabilities	99,651	101,516

Long-term debt	65,800	93,300
Accrued pension and other non-current liabilities	62,723	59,400
Total non-current liabilities	128,523	152,700

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	31,031	31,460
Retained earnings	463,904	445,313
Accumulated other comprehensive loss	(59,534)	(66,456)
Treasury shares	(262,114)	(260,230)
Total stockholders' equity	215,263	192,063

Total liabilities and stockholders' equity	$443,437	$446,279

Standex International Corporation
Selected Segment Data

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net Sales
Food Service Equipment	$91,976	$81,937	$185,293	$173,710
Air Distribution Products	13,445	13,074	27,228	27,396
Engraving	20,805	19,879	41,443	39,066
Engineering Technologies	13,492	12,382	26,029	27,018
Electronics and Hydraulics	15,805	11,581	32,589	23,772
Total	$155,523	$138,853	$312,582	$290,962

Income from operations
Food Service Equipment	$9,943	$9,821	$21,127	$23,122
Air Distribution Products	(278)	(354)	(733)	(259)
Engraving	3,383	2,422	7,320	4,783
Engineering Technologies	3,237	2,441	6,217	5,271
Electronics and Hydraulics	2,230	775	4,680	1,561
Corporate	(5,303)	(4,771)	(9,854)	(9,529)
Total	$13,212	$10,334	$28,757	$24,949

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
	December 31,			December 31,
	2010	2009	% Change	2010	2009	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Income from operations, as reported	$ 13,047	$ 10,269	27.1%	$ 30,687	$ 23,327	31.6%
Adjustments:
Restructuring charges	457	1,470		1,438	3,027
Acquisition-related expenses	230	-		400	-
Gain on sale of real estate	(292)	(1,405)		(3,368)	(1,405)
Adjusted income from operations	$ 13,442	$ 10,334	30.1%	$ 29,157	$ 24,949	16.9%
Interest and other expenses	(405)	(854)		(1,126)	(1,545)
Provision for income taxes	(3,531)	(3,023)		(8,924)	(7,003)
Discrete tax items	(258)	-		(258)	-
Tax impact of above adjustments	(136)	(22)		566	(560)
Net income from continuing operations, as adjusted	$ 9,112	$ 6,435	41.6%	$ 19,415	$ 15,841	22.6%

EBITDA and Adjusted EBITDA:

Income from continuing operations before income taxes, as reported	$ 12,642	$ 9,415		$ 29,561	$ 21,782
Add back:
Interest expense	472	799		1,181	1,734
Depreciation and amortization	3,371	3,667		6,718	7,386
EBITDA	$ 16,485	$ 13,881	18.8%	$ 37,460	$ 30,902	21.2%
Adjustments:
Restructuring charges	457	1,470		1,438	3,027
Acquisition-related expenses	230	-		400	-
Gain on sale of real estate	(292)	(1,405)		(3,368)	(1,405)
Adjusted EBITDA	$ 16,880	$ 13,946	21.0%	$ 35,930	$ 32,524	10.5%

Free operating cash flow:
Net cash provided by operating activities, as reported	$ 13,581	$ 17,358		$ 21,720	$ 24,793
Less: Capital Expenditures	(2,017)	(929)		(3,412)	(1,668)
Free operating cash flow	$ 11,564	$ 16,429		$ 18,308	$ 23,125
Net income	9,019	5,954		20,007	15,736
Conversion of free operating cash flow	128.2%	275.9%		91.5%	147.0%

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
	December 31,			December 31,
	2010	2009	% Change	2010	2009	% Change
Adjusted earnings per share from continuing operations

Diluted earnings per share from continuing operations, as reported	$0.71	$0.51	39.2%	$1.62	$1.17	38.5%

Adjustments:
Restructuring charges	0.02	0.08		0.07	0.16
Acquisition-related expenses	0.01	-		0.02	-
Gain on sale of real estate	(0.01)	(0.07)		(0.16)	(0.07)
Discrete tax items	(0.02)	-		(0.02)	-
Diluted earnings per share from continuing operations, as adjusted	$0.71	$0.52	36.5%	$1.53	$1.26	21.4%